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                                                                       Exhibit 2


         WANG GLOBAL BOARD OF DIRECTORS ADOPTS SHAREHOLDERS RIGHTS PLAN

BILLERICA, Mass. - (May 1, 1998) - Wang Global (NASDAQ:WANG) announced today that its board of directors has adopted a Shareholders Rights Plan. The primary purpose of the plan is to protect the company's shareholders if an attempt is made to acquire control of the company without making a fair offer to all shareholders. It is designed to allow the board an adequate opportunity to review offers to acquire control and thereby maximize shareholder value.

     The company stated it is unaware of any takeover activity directed at Wang Global.

ABOUT WANG GLOBAL

     Headquartered in Billerica, Massachusetts, Wang Global is a leading international network and desktop integration and services company providing a comprehensive range of information technology services for today's network-centric business environments. With annualized revenues in excess of $3.0 billion, Wang Global designs, installs, operates and maintains global computing and telecommunications networks for some of the world's largest multinational companies. Services include systems architecture design, installation, warranty, help desk, maintenance, software support, and management of enterprise networks to the desktop. Wang Global integration services provide business solutions primarily for the banking industry as well as defense and civilian government agencies. Wang Global employs more than 21,000 professionals and has subsidiaries and affiliates in over 40 countries. Information about Wang Global and its services can be found on the World Wide Web at http://www.wang.com.

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This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are changes in the mix of the company's services business, competitive pressures, general economic conditions and the risk factors detailed in the company's periodic report and registration statements filed with the Securities and Exchange Commission.